UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 10, 2007
Date of Report (Date of earliest event reported)
GENESIS MICROCHIP INC.
(Exact name of registrant as specified in its charter)
Delaware	000-33477	77-0584301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Augustine Dr. Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 919-8400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On December 10, 2007, Genesis Microchip Inc., a Delaware corporation (the “Company”), STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), and Sophia Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $8.65 per share, net to the holders thereof, in cash (the “Offer Price”).

The consummation of the Offer will be conditioned on (i) at least a majority of the shares of the Company’s common stock (calculated on a diluted basis in accordance with the Merger Agreement) having been validly tendered into and not withdrawn from the Offer, (ii) receipt by Parent and Purchaser of certain regulatory approvals, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain foreign antitrust laws, (iii) the accuracy of the representations and warranties contained in the Merger Agreement, subject to certain qualifications and (iv) certain other customary conditions.

Following the consummation of the Offer, the Merger Agreement provides that Purchaser will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of the Parent. In the Merger, each outstanding share of the Company’s common stock (other than shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive the Offer Price. The consummation of the Merger is subject to certain closing conditions, including approval by the Company’s stockholders, if required.

The Company has granted to Parent and Purchaser an irrevocable option (the “Merger Option”) under the Merger Agreement to purchase, following the consummation of the Offer and subject to certain conditions and limitations, newly issued shares of the Company’s common stock equal to the number of shares that, when added to the number of shares of the Company’s common stock owned by Parent and Purchaser immediately following the consummation of the Offer, shall equal one share more than 90% of the shares of the Company’s common stock then outstanding on a fully diluted basis (calculated in accordance with the Merger Agreement). The Merger Option will be exercisable only after the purchase of and payment for shares of the Company’s common stock pursuant to the Offer as a result of which Parent and Purchaser beneficially own at least 71% of the shares of the Company’s common stock.

The Merger Agreement contains customary representations, warranties and covenants of the parties. The Merger Agreement also contains certain termination rights of Parent, Purchaser and the Company and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be obligated to pay a termination fee of $11.65 million to Parent.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the execution of the Merger Agreement, Elias Antoun, President and Chief Executive Officer of Genesis entered into a letter agreement (the “Letter Agreement”) with Parent, pursuant to which Parent offered Mr. Antoun employment effective as of the Acceptance Time (as defined in the Merger Agreement). Mr. Antoun will serve as Group Vice President, TV and Monitors Division General Manager of Parent.

(b) On December 10, 2007, the Company and Mellon Investor Services LLC, as Rights Agent, entered into Amendment No. 2 to Preferred Stock Rights Agreement (the “Rights Agreement Amendment”). The Preferrd Stock Rights Agreement, dated as of June 27, 2002, as amended by Amendment to Preferred Stock Rights Agreement dated as of March 16, 2003 and the Rights Agreement Amendment is herein referred to as the “Rights Agreement.”  The effect of the Rights Agreement Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights (as defined in the Rights Agreement) or any event adverse to the Parent or Purchaser under the Rights Agreement.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

See disclosure under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger among STMicroelectronics N.V., Sophia Acquisition Corp. and Genesis Microchip Inc. dated as of December 10, 2007.
4.1	Amendment No. 2 to Preferred Stock Rights Agreement, dated as of June 27, 2002, entered into as of December 10, 2007, by and between Genesis Microchip Inc. and Mellon Investor Services LLC.
99.1	Press Release of Genesis Microchip Inc., dated December 11, 2007.
    ____________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

Date: December 13, 2007	/s/ Elias Antoun
Elias Antoun
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger among STMicroelectronics N.V., Sophia Acquisition Corp. and Genesis Microchip Inc. dated as of December 10, 2007.
4.1	Amendment No. 2 to Preferred Stock Rights Agreement, dated as of June 27, 2002, entered into as of December 10, 2007, by and between Genesis Microchip Inc. and Mellon Investor Services LLC.
99.1	Press Release of Genesis Microchip Inc., dated December 11, 2007.